EXHIBIT 23.4

                        CONSENT OF JACK M. JOHNSON, JR.

     The undersigned hereby consents to the references in this registration statement to the undersigned as a nominee to the board of directors of the registrant, and to all references to the undersigned included in or made a part of this registration statement.

                                     /s/ JACK M. JOHNSON, JR.
                                         JACK M. JOHNSON, JR.

Houston, Texas
April 11, 1997